Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, $0.001 par value per share, of RiskOn International, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: January 25, 2024

Arena Investors, LP

Arena Investors GP, LLC

Arena Business Solutions GlobalSPC II, Ltd., on behalf of and for the account of Segregated Portfolio #3 – SPC #3

By:	/s/ Lawrence Cutler

Name: Lawrence Cutler

Title: Authorized Signatory